MANAGEMENT FEE REDUCTION COMMITMENT

This Management Fee Reduction Commitment is made as of April 30, 2023 by Horizon Kinetics Asset Management LLC (formerly, Kinetics Asset Management, Inc.) (“Horizon Kinetics”).

WHEREAS, Kinetics Portfolios Trust (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and The Multi-Disciplinary Income Portfolio (the “Portfolio”) is a series thereof; and

WHEREAS, Horizon Kinetics serves as the investment adviser to the Portfolio pursuant to an Investment Advisory Agreement dated December 6, 2007 (the “Advisory Agreement”), as amended; and

WHEREAS, Horizon Kinetics desires to make a permanent reduction of its contractual fee rate under the Advisory Agreement for the Portfolio;

WHEREAS, Horizon Kinetics represents that the quality and quantity of its services under the Advisory Agreement will not be affected by this commitment and that its obligations under the Advisory Agreement will remain unchanged in all respects.

NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, Horizon Kinetics, intending to be legally bound, agrees as follows:

1.Effective on the date hereof, Horizon Kinetics reduces its contractual fee rate under the Advisory Agreement for the Portfolio as follows:

For the services provided and the expenses assumed by Horizon Kinetics pursuant to the Advisory Agreement, the Portfolio will pay to Horizon Kinetics, as full compensation for all investment and advisory services furnished or provided to the Portfolio pursuant to the Advisory Agreement, an annual investment advisory fee at the rate set forth below:

PORTFOLIO	FEE RATE
The Multi-Disciplinary Income Portfolio	1.00% of average daily net a

1.Any future amendment to increase or otherwise reinstate the contractual fee rate under the Advisory Agreement for the Portfolio as in effect prior to the date hereof must be approved by the shareholders of the Portfolio as and to the extent required by the 1940 Act.
2.This Management Fee Reduction Commitment shall be attached to and made a part of the Advisory Agreement.
3.The Advisory Agreement shall continue in full force and effect as modified hereby.

IN WITNESS WHEREOF, Horizon Kinetics has caused this instrument to be executed by its officers designated below as of the day and year first above written.

HORIZON KINETICS ASSET MANAGEMENT LLC
By:/s/ Alun Williams
Alun Williams, Chief Operating Officer

ACCEPTED AND AGREED:
KINETICS PORTFOLIOS TRUST
By: /s/ Jay Kesslen
Jay Kessler
Title: Vice President